Exhibit 99.1

Builders FirstSource, Inc. Announces Termination of its Exchange Offer for its Senior Secured Notes due 2024

March 19, 2019 (Dallas, TX) – Builders FirstSource, Inc. (the “Company”) (Nasdaq: BLDR) today announced that it has terminated its offer to exchange up to $400 million aggregate principal amount of its 5.625% Senior Secured Notes due 2024 (the “Old Notes”) for newly issued 6.625% Senior Secured Notes due 2027 (the “New Notes”), upon the terms and conditions set forth in the Confidential Offering Circular dated March 5, 2019 (the “Exchange Offer”).

The Exchange Offer was terminated following the early tender time and ahead of its scheduled expiration time because the Company has not met and does not expect to meet the minimum issuance condition of $200 million aggregate principal amount of New Notes.

As a result of the termination, all of the Old Notes previously tendered will be promptly returned to the eligible holders thereof (or, in the case of Old Notes tendered by book-entry-transfer, will be credited to the account maintained at The Depository Trust Company from which such Old Notes were delivered), and the New Notes will not be issued.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 39 states with approximately 400 locations and have a market presence in 75 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

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Contact:

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804